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EXHIBIT 23.5   CONSENT AND SUBSCRIPTION RIGHTS OPINION OF KELLER & COMPANY, INC.
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                                                                    Exhibit 23.5


                            KELLER & COMPANY, INC.
                            555 METRO PLACE NORTH
                                   SUITE 524
                              DUBLIN, OHIO 43017
                                (614) 766-1426
                                (614) 766-1459 FAX

September 9, 1998


The Board of Directors
First Federal Savings and Loan Association
185 E. Market Street
Warren, Ohio 44481


Re:   Subscription Rights - Conversion of First Federal Savings and Loan
      Association

Gentlemen:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of First Place Financial Corp. (the "Corporation"), Warren, Ohio in regard to the conversion of First Federal Savings and Loan Association ("First Federal" or the "Association") from a federal-chartered mutual savings and loan association to a federal-chartered stock savings and loan association.

Because the Subscription Rights to purchase shares of Common Stock in First Place Financial Corp. , which are to be issued to the depositors of First Federal Savings and Loan Association, and the other members of the Association and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

      (1) The Subscription Rights will have no ascertainable fair market value, and;

      (2) The price at which the Subscription Rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.

Sincerely,

KELLER & COMPANY, INC.


/s/ Michael R. Keller
Michael R. Keller
President